ADMINISTRATIVE SERVICE CONSULTANT AGREEMENT

     Agreement dated as of January 7, 2021 between Neiman Funds (the “Trust”), an Ohio business trust (herein referred to as the "Trust"), and Neiman Funds Management, LLC, a Wyoming limited liability company ("NFM"), and AC Funds, LLC, a Delaware limited liability company (the “Advisor”).

     WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, the Trust is organized in series form and each such series is a separately capitalized series of shares of beneficial interest issued by the Trust;

     WHEREAS, this Agreement relates to the series of the Trust set forth on Schedule A hereto, as may be amended from time to time (each a "Fund");

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Trust, NFM and the Advisor agree as follows:

1. Appointment of NFM. NFM hereby undertakes and agrees, upon the terms and conditions herein set to (i) monitor the performance of the Trust's outside service providers, including the Trust's administrator, transfer agent, and custodian (other than the Sub-Advisor which is monitored by the Advisor) (ii) assist in the review of the Fund's financial statements and other regulatory filings, (iii) assist in the review of materials for Board meetings relating to the Funds and (iv) pay the salaries, fees and expenses of such of the Trust's officers, and officers or employees of NFM. The Advisor or Sub-Advisor shall have the sole discretion over investment decisions for the Funds. NFM agrees to maintain a staff within its organization to furnish the above services to the Funds. NFM shall be reimbursed by the Funds or Advisor for all out-of-pocket expenses it incurs in performing its duties hereunder.

2. Except as otherwise provided in this Agreement and each Fund's management agreement and sub-advisory agreement, the Advisor shall pay all operating expenses of the Fund, including the compensation and expenses of any employees of the Fund and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, administrative service consultant, accounting and pricing services agent and underwriter (if not otherwise compensated under the Funds’ 12b-1 plan) of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares, excluding expenses which the Fund is authorized to pay pursuant to a plan adopted under Rule 12b-1 under Investment Company Act of 1940, as amended (the “Act”); and all other operating expenses not specifically assumed by the Fund.

The Fund will pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), ADR fees, fees and expenses of acquired funds, extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto. The Fund will also pay expenses that it is authorized to pay pursuant to Rule 12b-1 under the Act.

3. Compensation. For all of the services to be rendered, as of the last business day of each month, the Advisor will pay you a fee at the annual rate as set forth on Schedule A hereto of the average value of its daily net assets of each Fund.

The average value of the daily net assets of each Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of that Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of that Fund as last determined (whether during or prior to such month).

4. Limit of Liability. NFM may rely on information reasonably believed by NFM to be accurate and reliable. Except as may otherwise be required by the Investment Company Act of 1940, as amended, or the rules thereunder, neither NFM nor NFM’s directors, officers, employees, shareholders, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement. 5. Services Not Deemed Exclusive. The services provided hereunder by NFM are not to be deemed exclusive and NFM and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this agreement for other clients or affiliates. Nothing herein shall be construed as constituting NFM an agent of any of the Funds' investment advisers and sub-advisers or of the Trust.

6. Duration and Termination. This This Agreement shall become effective as of the date hereof and shall remain in force for a period of two years. This Agreement will automatically renew for successive annual terms unless one party provides written notice to the other party sixty days prior to the annual renewal date that the agreement will not be renewed. Each party to this Agreement has the option to terminate this Agreement during the initial two year term and any renewal period, without penalty, upon sixty days prior written notice.

7. Amendment. This Agreement may be amended by the parties hereto upon written notice and acceptance by the other party.

8. Severability. If any provisions of this Agreement shall be held or made unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. 9. Definitions. As used in this Agreement, the term "interested person" shall have the meaning set forth in Section 2(a)(19) of the 1940 Act.

10. No Liability of Shareholders. This Agreement is executed by the Trustees of the Trust, not individually, but in their capacity as Trustees. None of the Shareholders, Trustees, officers, employees, or agents of the Trust shall be personally bound or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder but only to the property of the Trust and, if the obligation or claim relates to the property held by the Trust for the benefit of one or more but fewer than all Funds, then only to the property held for the benefit of the affected Fund.

11. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12. Notices. Any notice hereunder shall be in writing and made by personal delivery, telex, facsimile or mail to the parties at the addresses set forth below.

If to the Trust:

Neiman Funds
Attn: Daniel Neiman
305 Spindrift Drive
Williamsville, NY 14221

If to NFS:
Neiman Funds Management, LLC
Attn: Daniel Neiman
305 Spindrift Drive
Williamsville, NY 14221

If to AC Funds, LLC:
AC Funds, LLC
Attn: Kenneth I. Deane
10 Wilsey Square, Suite 200
Ridgewood, NJ 07450

or to such other address as to which the recipient shall have informed the other party in writing. Counterparts. This agreement may be executed in more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto caused their authorized signatories to execute this agreement as of the day and year first written above.

Yours very truly,

Neiman Funds

Dated: January 7, 2021	By: /s/ Daniel Neiman
Print Name: Daniel Neiman
Title: President, Secretary and Treasurer

Neiman Funds Management, LLC

Dated: January 7, 2021	By: /s/ Daniel Neiman
Print Name: Daniel Neiman
Title: Managing Member

AC Funds, LLC

Dated: January 7, 2021	By: /s/ Kenneth I. Deane
Print Name: Kenneth I. Deane
Title: Managing Member

Schedule A to

ADMINISTRATIVE SERVICE CONSULTANT AGREEMENT

(January 7, 2021) Fund Name:

     Advisors Capital US Dividend Fund
Advisors Capital Small/Mid Cap Fund
Advisors Capital Tactical Fixed Income Fund

NFM receives a monthly fee from the Advisor equal to an annual rate of 0.05% of each Fund's assets under $100 million, 0.03% of the next $100 million of each Fund's average daily net assets, and 0.02% of the average daily net assets of each Fund thereafter (subject to a minimum monthly fee of $1,000 for each Fund).

Note: When a particular month occurs during a leap-year, the calculation should be adjusted to change the number of days in the year to 366.